Exhibit 99.1

Contacts:	Dudley W. Mendenhall, CFO
(760) 494-1000
or
Integrated Corporate Relations, Inc.
Investor Relations:
Andrew Greenebaum
(310) 395-2215
Media Relations:
John Flanagan/James McCusker
(203) 682-8200

K2 Inc. Reports Fiscal Year 2006 Adjusted Diluted EPS of $0.87, up from $0.78 in 2005,

and Provides 2007 Outlook

•	For fiscal year 2007, K2 forecasts Adjusted Diluted EPS of $0.90 to $0.94

Carlsbad, California – March 7, 2007 – K2 Inc. (NYSE: KTO) today reported net sales for the fourth quarter ended December 31, 2006 of $388.6 million versus $353.5 million in the prior year, an increase of 9.9%. Net sales for fiscal year 2006 were a record $1.4 billion or 6.2% higher than fiscal year 2005. Adjusted net income for the fourth quarter of 2006 was $13.4 million, or $0.25 Adjusted diluted earnings per share, compared to Adjusted net income of $14.7 million, or $0.28 in the fourth quarter of 2005. Adjusted net income for fiscal year 2006 was $44.8 million, or $0.87 Adjusted diluted earnings per share, compared to Adjusted net income of $39.0 million, or $0.78 for fiscal year 2005, an increase of 14.8% in Adjusted net income. See the K2 Inc. Statements of Operations below for a reconciliation of GAAP operating income, net income and earnings per share to Adjusted operating income, net income and earnings per share for the three and twelve months ended December 31, 2006 and December 31, 2005, respectively.

Wayne Merck, President and Chief Executive Officer, said, “Our 2006 performance validates the strength of our diversified brand portfolio, with Adjusted diluted earnings per share growth of 11.5% and sales growth of 6.2%, driven by Action and Team Sports. The strong profit growth in Action and Team is a reflection of a significant level of new product development efforts ranging from premium alpine skis and integrated binding systems, to high performance baseball and softball bats, gloves and accessories. Our Apparel and Footwear segment for 2006 generated solid top line growth in the Marmot® and Ex Officio® brands, but profitability was impacted by higher start-up expenses in our new distribution center, by higher investment to expand our Marmot® brand, coupled with flat domestic sales for our skateboard shoes and apparel business.

For 2007, we expect to continue to benefit from our diversified product and brand offerings, with our forecast for Adjusted diluted earnings per share to grow despite an anticipated decline in winter products, due to the warm winter to date. We expect that our 2007 growth will be driven by continued gains in Team Sports, by a strong recovery in profit for Apparel and Footwear, and due to renewed profitability growth in Marine and Outdoor, which was relatively flat in 2006. We recently closed two highly strategic acquisitions of premier products and brands – Sevylor® inflatable products in December and Penn® fishing tackle in January. Although these new businesses are not material from a sales standpoint, they have the future potential to be accretive to our Marine and Outdoor segment after we have completed integration.”

Review of Comparable 2006 Sales and Profit Trends

K2’s net sales for the fourth quarter of 2006 were $388.6 million versus $353.5 million in the fourth quarter of 2005, and the increase was mainly due to growth in winter product sales within the Action Sports segment. The acquisition of Sevylor Inc., a leading manufacturer of watersports and outdoor products, closed on December 11, 2006, and there was no material impact on sales in the fourth quarter since the business is seasonally slow in that period. K2’s gross profit as a percentage of net sales, on an Adjusted basis as set forth in the Statements of Operations below, increased to 36.2% in the fourth quarter of 2006 compared to 35.9%, in the fourth quarter of 2005.

On February 20, 2007, the United States Circuit Court of Appeals for the Eighth Circuit issued its decision with respect to litigation concerning a dispute under a license agreement, which was in place prior to an acquisition made in 2003. As a result of the decision, K2 recorded $3.6 million in legal claims expense in excess of reserves as part of general and administrative expense in the fourth quarter of 2006. Selling, general and administrative expenses as a percentage of net sales on an Adjusted basis increased to 29.3% in the fourth quarter of 2006 compared to 27.7% in the fourth quarter of 2005, due primarily to the $3.6 million in legal expense and higher advertising and marketing expense in the Apparel and Footwear segment. These expenses were offset by a $1.7 million gain from the termination of a deferred compensation arrangement with a former executive. For the fiscal year 2006, the $3.6 million in legal expense was offset by the $1.7 million deferred compensation arrangement gain and a $1.5 million gain on the sale of a facility in the second quarter of 2006. K2’s operating profit, as a percentage of net sales on an Adjusted basis for the fourth quarter of 2006 decreased to 6.8% compared to 8.2% in the comparable 2005 period, due to higher selling, general, and administrative expenses.

Fourth Quarter 2006 Segment Review

The Action Sports segment has historically included skis, snowboards, bindings, snowshoes, in-line skates and paintball products. During 2005, the paintball business declined significantly. In order to improve efficiency, K2 reorganized the paintball business to operate more in line with how the components of the Team Sports segment operates, with increased emphasis on the mass merchant and large sporting goods retailer distribution. Upon completion of the reorganization in the first quarter 2006, K2 adjusted its segment reporting to include paintball products in the Team Sports segment. The results of K2’s China manufacturing operations are consolidated under the Marine and Outdoor segment. Historically, K2 has eliminated the intersegment sales from the China manufacturing operations, but has not allocated its operating profit from those intersegment sales to the other segments. In the fourth quarter of 2006, K2 implemented new financial reporting systems in its China manufacturing operations that now allow it to allocate profitability by segment. Historical numbers presented below have been restated to reflect the change in segment reporting.

Action Sports

Net sales of winter products and in-line skates totaled $178.2 million in the fourth quarter of 2006, an increase of 22.6% from the 2005 fourth quarter, due primarily to increased sales of K2® and Völkl® alpine skis and Marker® bindings. Operating profit for the fourth quarter of 2006 was $27.9 million, a 15.5% increase compared to the operating profit in the fourth quarter 2005 of $24.1 million excluding non-cash intangible charges of $108.1 million. The increase in operating profit for the fourth quarter was primarily due to strong sales growth and lower selling, general and administrative expenses as a percentage of net sales.

Marine and Outdoor

In its seasonally slowest quarter, Shakespeare® fishing tackle and monofilament and Stearns® marine and outdoor products generated net sales of $74.9 million in the fourth quarter of 2006, an increase of 6.5% from the comparable quarter in 2005. The fourth quarter sales increase was due to increased sales of fishing kits and combos, Ugly Stik® rods and immersion suits offset by declines in military antennas, cutting line, Hodgman® waders and drywear. The decline in operating income for the fourth quarter from $4.8 million in 2005 to $3.2 million in 2006 was due to lower gross margins as a percentage of net sales due to product mix, and higher selling, general and administrative expenses as a percentage of net sales.

Team Sports

Rawlings, Worth, K2 Licensed Products and JT Sports (formerly known as Brass Eagle) had net sales of $89.9 million in the 2006 fourth quarter, up 3.3% from the 2005 period. The operating loss was $0.6 million in the 2006 fourth quarter, an improvement from the loss of $2.8 million in the 2005 period excluding non-cash intangible charges and restructuring charges of $149.1 million, primarily due to higher gross margins as a percentage of net sales, and lower selling, general and administrative expenses as a percentage of net sales.

Apparel and Footwear

Apparel and Footwear had net sales of $45.6 million in the fourth quarter of 2006, a decrease of 10.4% from the 2005 period due to reduced sales of Marmot® winter outerwear products as a consequence of lower re-orders due to warm winter conditions, and due to declines in sales of skateboard shoes and apparel. The operating profit for the fourth quarter of 2006 was $1.1 million compared to an operating profit of $5.4 million in the fourth quarter of 2005 due to lower gross margins as a percentage of net sales and higher selling, general and administrative expenses as a percentage of net sales.

The segment information presented below is for the three months ended December 31:

	(in millions)
	Net Sales to Unaffiliated Customers		Intersegment Sales		Operating Profit (Loss)
	2006	2005	2006	2005	2006	2005
Action Sports (a)	$178.2	$145.4	$2.9	$2.0	$27.9	$(84.0)
Marine and Outdoor	74.9	70.2	35.4	32.5	3.2	4.8
Team Sports (b)	89.9	87.0	—	—	(0.6)	(151.9)
Apparel and Footwear	45.6	50.9	1.4	0.8	1.1	5.4

Total segment data	$388.6	$353.5	$39.7	$35.3	31.6	(225.7)

Corporate expenses, net					(5.6)	(3.2)
Interest expense					(8.7)	(8.3)

Income (loss) before provision for income taxes					$17.3	$(237.2)

The segment information presented below is for the twelve months ended December 31:

	(in millions)
	Net Sales to Unaffiliated Customers		Intersegment Sales		Operating Profit (Loss)
	2006	2005	2006	2005	2006	2005
Action Sports (a)	$421.4	$400.2	$14.4	$10.4	$40.8	$(77.6)
Marine and Outdoor	407.6	392.2	178.1	146.8	46.0	49.0
Team Sports (b)	383.4	347.5	0.1	0.1	13.7	(148.9)
Apparel and Footwear	182.3	173.7	4.9	2.8	5.6	15.7

Total segment data	$1,394.7	$1,313.6	$197.5	$160.1	106.1	(161.8)

Corporate expenses, net					(16.9)	(14.3)
Interest expense					(30.6)	(30.4)

Income (loss) before provision for income taxes					$58.6	$(206.5)

(a)	2005 operating loss includes non-cash intangible charges of $108.1 million.
(b)	2005 operating loss includes non-cash intangible charges of $145.1 million and restructuring charges of $4.0 million.

Balance Sheet

At December 31, 2006, cash and accounts receivable increased 6.3% to $416.8 million as compared to $392.2 million at December 31, 2005. Inventories at December 31, 2006 increased 7.2% to $385.0 million from $359.0 million at December 31, 2005. The growth in accounts receivable and inventory is primarily a result of the growth in sales of 6.2% for the twelve months ended December 31, 2006 compared to the twelve months ended December 31, 2005 and due to working capital associated with the Sevylor acquisition.

The Company’s total debt decreased to $392.0 million at December 31, 2006 from $437.3 million at December 31, 2005. The decrease in debt as of December 31, 2006 is primarily the result of improved profitability and cash flow from operations and from the conversion of $25 million in subordinated convertible debt to equity on November 6, 2006.

Outlook for 2007

For fiscal year 2007, K2 forecasts 2007 net sales in the range of $1.46 to $1.51 billion, GAAP diluted earnings per share in the range of $0.71 to $0.75 and Adjusted diluted earnings per share in the range of $0.90 to $0.94, in each case based on assumed fully diluted shares outstanding of 56.9 million. For the same period, K2 forecasts GAAP basic earnings per share in the range of $0.77 to $0.82 and Adjusted basic earnings per share in the range of $0.98 to $1.02, in each case based on assumed basic shares outstanding of 49.7 million. Table B provides a reconciliation of GAAP operating income to Adjusted operating income and GAAP net income to Adjusted net income for the forecast 2007 fiscal year. On a quarterly basis for 2007, K2 expects that seasonality in sales and earnings per share will be similar to the quarterly trends in 2006.

Quarterly Investor Conference Call

K2’s regular quarterly earnings conference call is scheduled to begin at 1:30 p.m. Pacific Standard Time (USA), on Wednesday, March 7, 2007. K2 plans to do a live broadcast of the conference call over the Internet. Investors can listen to the live webcast at www.K2inc.net and www.fulldisclosure.com. For those who are not available for the live broadcast, the call will be archived on www.fulldisclosure.com.

Adjusted Presentation

K2 Inc. is providing historical results and forecast guidance on a financial basis in accordance with GAAP, and on an adjusted basis (“Adjusted”) that excludes the impact of certain non-cash charges including: amortization of purchased intangibles resulting from K2’s acquisition activities; amortization expense associated with the increase in fair market values of the inventories of acquired companies; amortization of capitalized debt costs incurred in connection with K2’s credit facilities; and non-cash stock-based compensation expense. See the K2 Inc. Statements of Operations and Table B below for a further explanation of the “Adjusted” presentation.

K2’s management believes the Adjusted financial measures for 2005 and 2006, although not indicative of future performance, are useful for comparison against K2’s historical and future operations.

Unaudited Financial Information

The financial results included in this release are unaudited (other than certain 2005 results) and are subject to change based upon the results of year end audit procedures. The complete audited financial statements of K2 for the fiscal year ended December 31, 2006 will be included in K2 Inc.’s Annual Report on Form 10-K to be filed with the SEC on or before March 16, 2007.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Shakespeare®, Penn®, Pflueger®, Sevylor® and Stearns® in the Marine and Outdoor segment; Rawlings®, Worth® and Brass Eagle® in the Team Sports segment; K2®, Völkl ®, Marker® and Ride® in the Action Sports segment; and Adio®, Marmot® and Ex Officio® in the Apparel and Footwear segment. K2’s diversified mix of products is used primarily in team and individual sports activities such as fishing, watersports activities, baseball, softball, alpine skiing, snowboarding and in-line skating. Among K2’s other branded products are Hodgman® waders, Miken® softball bats, Tubbs® and Atlas® snowshoes, JT® and Worr Games® paintball products, Planet Earth® apparel and Sospenders® personal floatation devices.

Adio®, Atlas®, Brass Eagle®, Ex Officio®, Hodgman®, JT®, K2®, Marker®, Marmot®, Penn®, Pflueger®, Planet Earth®, Rawlings®, Ride®, Sevylor®, Shakespeare®, Sospenders®, Stearns®, Tubbs®, Volkl®, Worth® and Worr Games® are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to, K2’s ability to successfully execute its acquisition plans and growth strategy, integration of acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, outcome of material litigation and other risks described in K2’s most recent annual report on Form 10-K, previous quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. K2 cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and K2 does not undertake to update any forward-looking statement.

# # #

(Tables Follow)

K2 INC.

STATEMENTS OF OPERATIONS

(in thousands, except for per share figures)

	Three Months					Three Months
	Ended December 31, 2006					Ended December 31, 2005
	GAAP (a)	Non-GAAP				GAAP (a)	Non-GAAP
	(unaudited)	Adjustments			Adjusted	(unaudited)	Adjustments			Adjusted
Net sales	$388,559	$—			$388,559	$353,530	$—			$353,530
Cost of products sold	248,059	(5)	(b	)	248,054	229,591	(2,937)	(b	)	226,654

Gross profit	140,500	5			140,505	123,939	2,937			126,876

Selling expenses	68,781	(39)	(c	)	68,742	59,891	—			59,891
General and administrative expenses	46,771	(1,548)	(d	)	45,223	40,264	(2,365)	(d	)	37,899
Non-cash intangible impairment charges	—	—			—	253,154	(253,154)	(e	)	—

Operating income (loss)	24,948	1,592			26,540	(229,370)	258,456			29,086

Interest expense	8,746	(1,967)	(f	)	6,779	8,295	(626)	(f	)	7,669
Other income, net	(1,105)				(1,105)	(419)				(419)

Income (loss) before provision (benefit) for income taxes	17,307	3,559			20,866	(237,246)	259,082			21,836

Provision for income tax expense (benefit)	6,922	563	(g	)	7,484	(5,168)	12,344	(g	)	7,176

Net income (loss)	$10,385	$2,997			$13,382	$(232,078)	$246,738			$14,660

Basic shares outstanding	48,481	—			48,481	46,364	—			46,364
Diluted shares outstanding	55,916	—			55,916	46,364	8,632	(h	)	54,996

Basic earnings (loss) per share	$0.21	$0.07			$0.28	$(5.01)	$5.32			$0.32
Diluted earnings (loss) per share	$0.20	$0.05			$0.25	$(5.01)	$5.29			$0.28

	Twelve Months					Twelve Months
	Ended December 31, 2006					Ended December 31, 2005
	GAAP (a)	Non-GAAP				GAAP (a)	Non-GAAP
	(unaudited)	Adjustments			Adjusted	(audited)	Adjustments			Adjusted
Net sales	$1,394,656	$—			$1,394,656	$1,313,598	$—			$1,313,598
Cost of products sold	901,326	(19)	(b	)	901,307	861,955	(3,512)	(b	)	858,443

Gross profit	493,330	19			493,349	451,643	3,512			455,155

Selling expenses	249,988	(181)	(c	)	249,807	230,413	—			230,413
General and administrative expenses	157,918	(5,842)	(d	)	152,076	147,076	(5,660)	(d	)	141,416
Non-cash intangible impairment charges	—	—			—	253,154	(253,154)	(e	)	—

Operating income (loss)	85,424	6,042			91,466	(179,000)	262,326			83,326

Interest expense	30,578	(3,735)	(f	)	26,843	30,352	(2,500)	(f	)	27,852
Other income, net	(3,767)				(3,767)	(2,840)				(2,840)

Income (loss) before provision (benefit) for income taxes	58,613	9,777			68,390	(206,512)	264,826			58,314

Provision for income tax expense (benefit)	20,925	2,670	(g	)	23,595	5,049	14,253	(g	)	19,302

Net income (loss)	$37,688	$7,107			$44,795	$(211,561)	$250,573			$39,012

Basic shares outstanding	47,341	—			47,341	46,272	—			46,364
Diluted shares outstanding	55,477	—			55,477	46,272	8,856	(h	)	55,128

Basic earnings (loss) per share	$0.80	$0.15			$0.95	$(4.57)	$5.42			$0.84
Diluted earnings (loss) per share	$0.74	$0.13			$0.87	$(4.57)	$5.35			$0.78

Footnotes:

(a)	Amounts represent K2’s results for the periods presented in accordance with U.S. generally accepted accounting principles. GAAP amounts presented for the twelve months ended December 31, 2005 are audited and all other amounts are unaudited.

(b)	Adjustments represent:

	Q4 2006	Q4 2005	Fiscal Year 2006	Fiscal Year 2005
Cash charges for restructuring related activities in K2’s paintball business	$—	$2,829	$—	$2,829
Non-cash amortization expense associated with the increase in fair market values of the inventories of acquired companies	—	108	—	683
Non-cash compensation expense resulting from restricted stock awards, restricted stock units and stock option expense in accordance with APB 25 and SFAS 123R	5	—	19	—

	$5	$2,937	$19	$3,512

(c)	Adjustments represent non-cash compensation expense resulting from restricted stock awards and stock option expense in accordance with APB 25 and SFAS 123R.

(d)	Adjustments represent:

	Q4 2006	Q4 2005	Fiscal Year 2006	Fiscal Year 2005
Cash charges for restructuring related activities in K2’s paintball business	$—	$1,158	$—	$1,158
Non-cash amortization expense of acquired intangible assets resulting from K2’s acquisition activities	879	940	3,557	3,617
Non-cash compensation expense resulting from restricted stock awards, restricted stock units and stock option expense in accordance with APB 25 and SFAS 123R	669	267	2,285	885

	$1,548	$2,365	$5,842	$5,660

(e)	Adjustments represent the non-cash charge for acquired intangible assets and goodwill resulting from K2’s acquisition activities in the Team Sports and Action Sports segments.

(f)	Adjustments represent:

	Q4 2006	Q4 2005	Fiscal Year 2006	Fiscal Year 2005
Non-cash amortization expense of capitalized debt costs associated with K2’s revolving credit facility, $75 million convertible debentures and senior notes	$535	$575	$2,150	$2,296
Non-cash amortization expense of capitalized debt costs associated with K2’s $25 million subordinated convertible debentures	20	51	173	204
Accrued interest expense as of the conversion date on the $25 million in subordinated convertible debentures that was paid in shares of K2 common stock	181	—	181	—
Conversion premium on the $25 million in subordinated convertible debentures that was paid in shares of K2 common stock	563	—	563	—
Balance as of the conversion date of capitalized debt costs associated with the $25 million in subordinated convertible debentures	668	—	668	—

	$1,967	$626	$3,735	$2,500

(g)	Adjustments due to the difference in GAAP and Adjusted pre-tax income and the difference in GAAP effective tax rate of 35.7% and the Adjusted effective tax rate of 34.5% due to the tax impact of the 2005 non-cash goodwill and impairment charges not being included in Adjusted net income.

(h)	Adjustments due to the dilutive impact of stock options, restricted stock units, warrants, shares in escrow and assumed conversion of $25 million in subordinated debentures. See Table A.

K2 INC.

SELECTED BALANCE SHEET INFORMATION

(in thousands)

	At December 31,
	2006 (unaudited)	2005 (audited)
Cash and cash equivalents	$15,279	$11,797
Accounts receivable, net	401,563	380,442
Inventories, net	384,983	359,028
Accounts payable	94,806	93,470
Total debt	391,983	437,281

Total shareholders’ equity	539,637	454,024

Table A

K2 Inc.

Reconciliation of Diluted Shares and Earnings Per Share

(unaudited in thousands, except for per share amounts)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
GAAP Diluted Share Reconciliation:
Basic shares [A]	48,481	46,364	47,341	46,272
Dilutive impact of stock options, restricted stock units, warrants and shares in escrow	899	—	643	—
Dilutive impact of assumed conversion of debentures	6,536	—	7,493	—

Diluted shares [B]	55,916	46,364	55,477	46,272

Net income (loss) [C]	$10,385	$(232,078)	$37,688	$(211,561)
Add: Interest component on assumed conversion of debentures, net of taxes	705	—	3,404	—

Net income (loss) adjusted for interest [D]	$11,090	$(232,078)	$41,092	$(211,561)

GAAP basic earnings (loss) per share = [C] ÷ [A]	$0.21	$(5.01)	$0.80	$(4.57)

GAAP diluted earnings (loss) per share = [D] ÷ [B]	$0.20	$(5.01)	$0.74	$(4.57)

Adjusted Diluted Share Reconciliation:
Basic shares [E]	48,481	46,364	47,341	46,272
Dilutive impact of stock options, restricted stock units, warrants and shares in escrow	899	828	643	1,052
Dilutive impact of assumed conversion of debentures	6,536	7,804	7,493	7,804

Diluted shares [F]	55,916	54,996	55,477	55,128

Net adjusted income (see Table B) [G]	$13,382	$14,660	$44,795	$39,012
Add: Interest component on assumed conversion of debentures, net of taxes	718	930	3,467	3,721

Net adjusted income adjusted for interest [H]	$14,100	$15,590	$48,262	$42,733

Adjusted basic earnings per share = [G] ÷ [E]	$0.28	$0.32	$0.95	$0.84

Adjusted diluted earnings per share = [H] ÷ [F]	$0.25	$0.28	$0.87	$0.78

Table B

K2 Inc.

Reconciliation of Forecast GAAP to Forecast Adjusted Results

(unaudited in thousands, except for per share amounts)

	Forecast
	Twelve Months Ended
	December 31, 2007
	Low	High
Net Sales (a)	$1,460,000	$1,510,000

Operating Income Reconciliation:
GAAP Operating Income (a)	$89,400	$93,000
Add: Amortization of acquired intangibles (b)	8,173	8,173
Non-cash stock compensation expense (c)	4,293	4,293

Adjusted operating income	$101,866	$105,466

Net Income Reconciliation:
GAAP pre-tax income (a)	$59,500	$63,100
Income tax at 35.75% effective tax rate (d)	21,271	22,558

GAAP Net Income (a)	$38,229	$40,542

GAAP pre-tax income (a)	$59,500	$63,100
Add: Amortization of acquired intangibles (b)	8,173	8,173
Non-cash stock compensation expense (c)	4,293	4,293
Amortization of capitalized debt costs (e)	2,136	2,136

Adjusted pre-tax income	$74,102	$77,702
Income tax at 34.5% effective tax rate (d)	25,565	26,807

Adjusted Net Income	$48,537	$50,895

GAAP and Adjusted Basic Shares Outstanding	49,659	49,659
GAAP and Adjusted Diluted Shares Outstanding	56,891	56,891

GAAP Basic earnings per share	$0.77	$0.82
GAAP Diluted earnings per share	$0.71	$0.75

Adjusted Basic earnings per share	$0.98	$1.02
Adjusted Diluted earnings per share	$0.90	$0.94

Footnotes:

(a)	Amounts represent K2’s forecast net sales, operating income, pre-tax income and net income for the periods presented in accordance with U.S. generally accepted accounting principles. Amounts presented are unaudited.
(b)	Adjustment represents the forecast non-cash amortization expense of acquired intangible assets resulting from K2’s acquisition activities including the amortization expense associated with the increase in fair market values of the inventories of acquired companies. Amounts shown that reconcile to a net income figure are shown net of taxes.
(c)	Adjustment represents the forecast non-cash compensation expense resulting from restricted stock awards, restricted stock units and stock option expense in accordance with APB 25 and SFAS 123R.
(d)	The difference in the GAAP effective tax rate of 35.75% and the Adjusted effective tax rate of 34.5% is due to the tax impact of the 2005 non-cash goodwill and impairment charges not being included in Adjusted net income.
(e)	Adjustment represents the forecast non-cash amortization expense of capitalized debt costs associated with K2’s revolving credit facility, $75 million convertible debentures and senior notes. These capitalized costs are amortized over the term of the related debt.

Use of Adjusted Financial Information

To supplement the actual and forecast results in accordance with U.S. generally accepted accounting principles (GAAP), for the applicable periods, K2 also used Adjusted measures of operating income, net income and earnings per share, which are adjusted from the GAAP-based results to exclude certain non-cash costs and expenses. These adjustments are not in accordance with or an alternative for GAAP. These adjustments are provided to enhance an overall understanding of K2’s financial performance for the applicable periods and are indicators management uses for planning and forecasting future periods.

The excluded items include certain non-cash costs and expenses associated with K2’s acquisition activities and non-cash stock-based compensation expense associated with restricted stock awards, restricted stock units and stock option awards because K2 management does not believe these expenses are indicative of K2’s core business. Even though such items have occurred in the past and may recur in future periods, they are driven by events that are not directly related to K2’s ongoing core business operations. K2 will continue to exclude such items in its Adjusted results. These financial measures are not to be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.